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                                                                  Exhibit (a)(6)


              CENTRICA AND NEWPOWER ANNOUNCE EARLY TERMINATION OF
                        HART-SCOTT-RODINO WAITING PERIOD


WINDSOR, ENGLAND AND PURCHASE, N.Y., March 11, 2002 -- Centrica plc (Centrica) and NewPower Holdings, Inc. (NewPower) [NYSE:NPW] today announced the early termination, effective March 8, 2002, of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with regard to the pending acquisition by Centrica of NewPower.

As previously announced, Centrica and NewPower have entered into a merger agreement pursuant to which an indirect wholly owned subsidiary of Centrica, Windsor Acquisition Corporation, commenced on March 1, 2002 an all-cash tender offer for all of NewPower's outstanding common stock at a price of $1.05 per share, subject to possible adjustment in accordance with the merger agreement. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Thursday, March 28, 2002, unless extended. The tender offer may be extended on the terms and conditions stated in the Offer to Purchase, dated March 1, 2002, which is available from D.F. King & Co., Inc. at (Banks and Brokers) (212) 269-5550 (call collect) or (all others call toll free)
(800) 290-6429 or from the U.S. Securities and Exchange Commission's web site at WWW.SEC.GOV. Any extension of the tender offer will be followed as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Morgan Stanley & Co. Incorporated is dealer manager for the tender offer.

About Centrica

Since its formation in 1997, Centrica has developed into a leading provider of energy and other essential services. In the UK, Centrica offers energy supply and related products under the British Gas brand, roadside and financial services from the AA, telecoms products and services through One.Tel and British Gas and financial services from Goldfish.

The group's strategy of international expansion took a significant step forward in August 2000 with the acquisition of Toronto based Direct Energy, North America's largest unregulated retailer of natural gas at that time. Centrica is also active in six states in the U.S. through the Energy America brand, which it acquired in January 2001.

Centrica currently supplies gas to 1.3 million customers across North America under the Direct Energy and Energy America brands, making it the largest unregulated energy supplier. In addition, 600,000 customers have already signed up with Direct Energy in anticipation of the opening of the Ontario electricity market scheduled in May 2002.





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In June 2001, Centrica also assumed full ownership of GreenSource Limited, a company providing access to a network of private gas servicing and installation contracting firms in Ontario. This was followed in January 2002 by the announcement that it had reached agreement to acquire Enbridge Services Inc. which more than doubled the customer base of Centrica's Canadian business.

About NewPower Holdings, Inc.

NewPower Holdings, Inc. (NYSE: NPW), through its subsidiary, NewPower, is the first national provider of electricity and natural gas to residential and small commercial customers in the United States. The Company offers consumers in restructured retail energy markets competitive energy prices, pricing choices, improved customer service and other innovative products, services and incentives.

This news release contains certain forward-looking statements, including, without limitation, statements concerning Centrica's and NewPower's operations, economic performance and financial condition. Actual results could differ materially from the results referred to in the forward-looking statements. These forward-looking statements are based largely on Centrica's and NewPower's current expectations and are subject to a number of risks and uncertainties, including, without limitation, changes in external market factors, changes in business or growth strategy or an inability to execute strategy due to changes in such company's industry or the economy generally, the emergence of new or growing competitors, various other competitive factors and other risks and uncertainties indicated from time to time in Centrica's and NewPower's filings with the U.S. Securities and Exchange Commission. Stockholders of NewPower are advised to read Centrica's Tender Offer Statement on Schedule TO and NewPower's Solicitation/Recommendation Statement on Schedule 14D-9 and any subsequent amendments because they contain important information. The Schedule TO, the
Schedule 14D-9 and other filed documents are available for free as described above.

CONTACT:


For Centrica:
Investor Relations:     ###-##-#### 494900
Media Relations:        ###-##-#### 494085


For NewPower:
Gael Doar 914-697-2451 gdoar@newpower.com
Kathryn Corbally 914-697-2444 kathryn.corbally@newpower.com